Exhibit 99.1

McKesson Announces Further Changes to Corporate

Governance and Compensation Practices

Chairman Voluntarily Reduces Pension by $45 million, Compensation Committee Implements Changes to Long-Term Equity and Cash Compensation Programs

SAN FRANCISCO, Calif., February 28, 2014 – McKesson Corporation (NYSE: MCK) today announced that its Board of Directors has implemented further changes to the Company’s governance and compensation practices. These changes build on the modifications announced on January 21, 2014.

John H. Hammergren, the Company’s Chairman, President, and Chief Executive Officer, acted to voluntarily reduce his pension benefit in a letter he submitted to Jane E. Shaw, Ph.D, Chair of the Compensation Committee of the Board of Directors. The letter resulted from conversations between Mr. Hammergren and the Board of Directors following their consideration of shareholder feedback. Effective immediately, the benefit Mr. Hammergren would have been contractually entitled to under the Executive Benefit Retirement Plan (EBRP) as of March 31, 2013 was decreased by approximately $45 million. This change significantly reduces the benefit amount and eliminates the volatility of pension benefit calculations which result from fluctuations in interest rate or other actuarial assumptions.

In addition, the Compensation Committee redesigned its long-term equity and cash incentive programs, as well as its compensation peer group, based on investor feedback and a comprehensive review by its new independent compensation consultant under the direction of Dr. Shaw.

Beginning with fiscal year 2015, payouts to executive officers under McKesson’s restricted stock unit program will be determined solely by comparing McKesson’s total shareholder return (TSR) over a three-year period against TSR for the S&P 500 Health Care Index for the same period. The Committee also changed the performance period from one to three years; the first payout under this new program will occur in May 2017. The Compensation Committee also made adjustments to the financial metrics being used in the company’s annual and long-term cash incentive programs.

“We continue to address the input we hear from our shareholders and are committed to maintaining industry-leading governance and compensation practices,” said Dr. Shaw. “We commend John’s leadership in acting to voluntarily modify his employment agreement, yet even more importantly, we applaud him for his leadership of McKesson over the past 15 years. Under his guidance, McKesson has built one of the best management teams in healthcare, created tremendous value for its customers, and delivered outstanding financial performance, generating total shareholder return at a compound annual growth rate of more than 16% over the last decade. We thank him for his contributions and look forward to his continued stewardship as Chairman and CEO.”

About McKesson Corporation

McKesson Corporation, currently ranked 14th on the FORTUNE 500, is a healthcare services and information technology company dedicated to making the business of healthcare run better. McKesson partners with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services. For more information, visit www.mckesson.com.

Contact:

Investors and Financial Media:

Erin Lampert, +1 415-983-8391

Erin.Lampert@McKesson.com

General and Business Media:

Kris Fortner, +1 415-983-8352

Kris.Fortner@McKesson.com